Exhibit 2

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Ordinary Shares of Scienjoy Holding Corporation dated as of October 29, 2021, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 29, 2021

Tongfang Stable Fund

By:	/s/Yuzheng Zhang
Name:	Yuzheng Zhang
Title:	Director

Viva Plan Limited

By:	/s/ Honghui Du
Name:	Honghui Du
Title:	Director

/s/ Kwong Wai Au-Yeung
Kwong Wai Au-Yeung